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Exhibit 99
                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2017

Red Bank, N.J. May 12, 2017 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2017 which appear below compared with the second quarter of fiscal 2016. Total royalty income reflects the inclusion of any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as the inclusion of Mobil sulfur royalties. The total adjustments for the second quarter of fiscal 2017 increased total royalty income by $42,984 while total adjustments for the second quarter of fiscal 2016 reduced total royalty income by $32,857.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2017   Ended 4/30/2016      Change
                            ---------------   ---------------    ----------
Total Royalty Income          $1,918,830         $2,333,670       - 17.78%
Net Income                    $1,699,909         $2,100,364       - 19.07%
Distributions Per Unit          $0.19              $0.24          - 20.83%

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the first calendar quarters of 2017 and 2016. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about May 30, 2017.

            Gas Data Providing Basis for Fiscal Quarter Royalties
            -----------------------------------------------------
                         1st Calendar Qtr.  1st Calendar Qtr.   Percentage
     Mobil Agreement      Ended 3/31/2017   Ended 3/31/2016       Change
     ---------------      ---------------   ---------------     ----------
Gas Sales (Bcf)(1)               5.934             6.834          - 13.17%
Gas Prices(2)(Ecents/Kwh)(3)    1.7434            1.5622          + 11.60%
Average Exchange Rate (4)      $1.0625           $1.1173          -  4.91%
Gas Royalties                 $1,255,366        $1,369,315        -  8.32%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 18.885            20.434          -  7.58%
Gas Prices (Ecents/Kwh)         1.7779            1.5282          + 16.34%
Average Exchange Rate          $1.0630           $1.1171          -  4.84%
Gas Royalties                  $530,792          $487,877         +  8.80%


(1) Billion cubic feet   (2) Gas prices derived from November-January period
(3) Euro cents per Kilowatt hour    (4) Based on average Euro/dollar exchange
    rates of cumulative royalty transfers

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Trust expenses for the second quarter of fiscal 2017 decreased 6.51%, or
$15,294, to $219,707 from $235,001 in the second quarter of fiscal 2016 due to decreased legal costs resulting from the prior completion of the examination and review of the pricing proposal put forth by the operating companies and the incorporation of the resulting details in the amendments to the royalty agreements.

Total royalty income received during the first six months of fiscal 2017 declined in comparison to fiscal 2016 due to lower gas prices, lower gas sales and lower average exchange rates under both the Mobil and the OEG Agreements. The comparison of the relevant periods is shown below.



                              Six Months         Six Months       Percentage
                            Ended 4/30/2017    Ended 4/30/2016      Change
                            ---------------    ---------------    ----------

Total Royalty Income          $ 3,643,516        $ 4,166,141       - 12.54%
Net Income                    $ 3,174,926        $ 3,674,051       - 13.59%
Distributions per Unit            $0.34              $0.40         - 15.00%


The previously declared distribution of 19 cents per unit will be paid on May 31, 2017 to owners of record as of May 19, 2017. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.